EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS
We consent to the incorporation by reference in the Registration Statement Nos. 333-2488, 333-12422, 333-100070, 333-120657 and 333-162465 of QLT Inc. on Form S-8 of our reports dated March 10, 2010, relating to the consolidated financial statements and financial statement schedule (which report expressed an unqualified opinion) of QLT Inc. and the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of QLT Inc. for the year ended December 31, 2009.
/s/ DELOITTE & TOUCHE LLP

Independent Registered Chartered Accountants

Vancouver, Canada
March 10, 2010